November 2007
Preliminary Terms No. 418
Registration Statement No. 333-131266
Dated October 25, 2007
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered PLUS based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing some protection against negative performance of the assets.  Once the assets have decreased in value below a specified buffer amount, the investor is exposed to the negative performance, subject to a minimum payment at maturity.  At maturity, (a) if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying assets and (b) if the assets have depreciated in value, and (i) if the closing value of the assets have not declined below the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing value of the assets have declined below the buffer amount, investors will lose 1% for every 1% decline below the specified buffer amount, subject to a minimum payment at maturity.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	November 20, 2011
Original issue price:	$10 (see “Commissions and issue price” below)
Stated principal amount:	$10
Pricing date:	November , 2007
Original issue date:	November , 2007 (5 business days after the pricing date)
Aggregate principal amount:	$

Basket:	Basket components	Bloomberg ticker	Basket component weighting	Initial basket component value	Multiplier
	Dow Jones Euro STOXX 50® Index (the “Euro STOXX Index”)	SX5E	33.3333%
	Nikkei 225® Index (the “Nikkei Index”)	NKY	33.3333%
	S&P Latin America 40® Index (the “Latin America Index”)	SPLAC	16.6667%
	Russian Depositary Receipts Index (the “RDX Index”)	RDXUSD	16.6667%

Payment at maturity per Buffered PLUS:
•  If the final basket value is greater than the initial basket value:
$10 + ($10 x leverage factor x basket percent increase)
The payment at maturity is not capped
•  If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 15% from the initial basket value:
$10
•  If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 15% from the initial basket value:
($10 x the basket performance factor) + $1.50
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.50 per Buffered PLUS at maturity.

Leverage factor:	110%
Buffer amount:	15%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Initial basket value:	10, which will be equal to the sum of the basket closing value of each of the basket components on its respective basket setting date.
Final basket value:	The basket closing value on the valuation date.
Basket closing value:
Basket closing value on any date is the sum of the products of the closing value of each of the basket components and the applicable multiplier for each of the basket components. See “Multiplier” on page 6.

Basket setting date:	• for the Latin America Index, the pricing date; and • for the Euro STOXX Index, the Nikkei Index and the RDX Index, the index business day immediate following the pricing date.
Valuation date:	November 17, 2011, subject to adjustment for non-index business days and certain market disruption events.
Maximum payment at maturity:	There is no maximum payment at maturity on the Buffered PLUS
Minimum payment at maturity:	$1.50 per Buffered PLUS (15% of the stated principal amount of the Buffered PLUS)
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617475165
Agent:	Morgan Stanley & Co. Incorporated

Commissions and issue price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS:	$10	$0.25	$9.75
Total:	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per Buffered PLUS.  Please see “Syndicate Information” on page 8 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities
The Buffered PLUS Based on a Global Basket of Indices and Shares (the “Buffered PLUS”) can be used:
▪	As an alternative to direct exposure to the underlying basket that enhances returns for the positive performance of the underlying basket
▪	To enhance returns and potentially outperform the underlying basket in a bullish scenario with unlimited appreciation potential
▪	To achieve similar levels of upside exposure to the underlying basket as a direct investment, while using fewer dollars by taking advantage of the leverage factor
▪	To obtain a buffer against a specified level of negative performance in the underlying basket and protect a specified portion of the invested principal against negative performance

Maturity:	4 years
Upside Leverage factor:	110%
Buffer amount:	15% of initial basket value
Principal protection:	15% ($1.50) of the stated principal amount is protected
Coupon:	None

Basket Overview
The basket consists of the Dow Jones Euro STOXX 50® Index, the S&P Latin American 40® Index, the Nikkei 225 Index and the Russian Depositary Receipt Index and offers exposure to the equity market performance of Europe, Latin America, Japan and Russia.

Dow Jones Euro STOXX 50® Index
The Dow Jones Euro STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange.  Publication of the Euro STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The Euro STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

S&P Latin American 40® Index
The Latin America Index is intended to be a measure of the Latin American economy.  Its 40 constituents capture approximately 70% of the total market capitalization of four major Latin American markets: Argentina, Brazil, Chile and Mexico.  Prices for the Latin America Index are collected in local currencies and index values are released in U.S. dollars.  The Latin America Index was developed by Standard & Poor’s® Corporation, which we refer to as S&P®, and is calculated, maintained and published by S&P.  The Latin America Index is maintained by the S&P Index Committee.

Nikkei 225 Index
The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.) that measures the composite price performance of selected Japanese stocks.  The Nikkei 225 Index currently is based on the 225 underlying stocks trading on the Tokyo Stock Exchange representing a broad cross-section of Japanese industries.  The 225 companies included in the Nikkei Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

November 2007	Page 2

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Russian Depositary Receipt Index
The Russian Depositary Receipts Index is sponsored by Wiener Börse AG.  The Russian Depositary Receipts Index is currently comprised of twelve of the most actively traded depositary receipts listed on the London Stock Exchange of major stocks on the Russian stock market. Only depositary receipts on ordinary shares of companies which have their seat in Russia are included in the Russian Depositary Receipts Index.  The weighting of each depositary receipt in the Russian Depositary Receipts Index is determined on the basis of its market capitalization multiplied by a weighting factor that takes into account the free float of the underlying shares and that limits the percentage of the aggregate index market capitalization represented by any single depository receipt.  The number of shares used as basis for the weighting of the individual stocks corresponds to the number of shares declared deliverable on the Russian Trading System.

Basket Component Information as of October 24, 2007
	Dow Jones Euro STOXX 50® Index	S&P Latin America 40® Index	Nikkei 225 Index	Russian Depositary Receipt Index
Bloomberg Ticker:	SX5E	SPX	NKY	RDXUSD
Current Index Level:	4,357.14	4,871.36	16,358.39	2,546.11
52 Weeks Ago:	4,014.01	2,976.06	16,780.47	2,177.29
52 Week High:	4,557.57 (on 7/16/07)	5,027.11 (on 10/18/07)]	18,261.98 (on 7/9/07)	2,666.12 (on 10/11/07)
52 Week Low:	3,906.15 (on 3/14/07)	2,897.48 (on 10/30/06)	15,273.68 (on 8/17/07)	2,060.90 (on 5/30/07)

Basket Historical Performance January 1, 2002 to October 24, 2007

The graph is calculated as if the basket had an initial value of 10 on January 1, 2002 and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage on the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS.  The historical values of the basket should not be taken as an indication of its future performance.

November 2007	Page 3

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Buffered PLUS offer 110% leveraged upside on the positive performance of the underlying basket and provide a buffer against a decline of 15% in the underlying basket, ensuring a minimum return of $1.50 at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying basket.
Payment Scenario 1
The underlying basket increases in value and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 110% of the basket percent increase, which is not subject to a maximum payment amount.

Payment Scenario 2	The underlying basket declines in value by no more than 15% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.
Payment Scenario 3
The underlying basket declines in value by more than 15% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 15% of the initial basket value.  (Example: if the basket decreases in value by 30%, the Buffered PLUS will redeem for $8.50.)  The minimum payment at maturity is $1.50.

Summary of Selected Key Risks (see page 10)

▪	85% of the stated principal amount is at risk.

▪	No interest payments.

▪
The Buffered PLUS will not be listed on any exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Changes in the value of one or more basket components may offset each other.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the basket components and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	Investing in the Buffered PLUS is not equivalent to investing in the basket components.

▪	The Buffered PLUS are linked to the value of foreign equity securities.

▪	The RDX Index and the Latin America Index are subject to currency exchange risk.

▪	Adjustments to the basket components by the respective index publishers could adversely affect the value of the Buffered PLUS.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

▪	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA-.

November 2007	Page 4

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, only guarantee a 15% return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of the underlying basket on the valuation date.  Under no circumstances will the payment at maturity be less than $1.50 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November , 2007	November , 2007 (5 business days after the pricing date)	November 20, 2011, subject to postponement due to market disruption events

Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per Buffered PLUS (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 and integral multiples thereof
Interest:	None
Aggregate principal amount:	$

Basket:	Basket components	Bloomberg ticker	Basket component weighting	Initial basket component value	Multiplier
	Dow Jones EURO STOXX 50® Index (the “Euro STOXX Index”)	SX5E	33.3333%
	Nikkei 225® Index (the “Nikkei Index”)	NKY	33.3333%
	S&P Latin America 40® Index (the “Latin America Index”)	SPLAC	16.6667%
	Russian Depositary Receipts Index (the “RDX Index”)	RDXUSD	16.6667%

Payment at maturity:
•  If the final basket value is greater than the initial basket value:
$10 + ($10 x leverage factor x basket percent increase)
The payment at maturity is not capped
•  If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 15% from the initial basket value:
$10
•  If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 15% from the initial basket value:
($10 x the basket performance factor) + $1.50
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.50 per Buffered PLUS at maturity.

Leverage factor:	110%
Buffer amount:	15%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Initial basket value:	10, which will be equal to the sum of the basket closing value of each of the basket components on its respective basket setting date.
Final basket value:	The basket closing value on the valuation date.
Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each of the basket components and the applicable multiplier for each of the basket components.

November 2007	Page 5

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Multiplier:
The multiplier will be set on the relevant basket setting date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting and will remain constant for the term of the Buffered PLUS.

Basket setting date:	• In the case of the Latin America Index, the pricing date; and • In the case of the Euro STOXX Index, the Nikkei Index and the RDX Index, the index business day immediate following the pricing date.
Valuation date:	November 17, 2011, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Minimum payment at maturity:	$1.50 per Buffered PLUS (15% of the stated principal amount of the Buffered PLUS)
Postponement of maturity date:
If the valuation date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the valuation date, as postponed.

Risk factors:	Please see “Risk Factors” on page 10

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617475165
Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Minimum ticketing size:	100 Buffered PLUS
Tax considerations:
Although the issuer believes each Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.
Assuming this characterization of the Buffered PLUS is respected and subject to the discussion under “Description of PLUS – United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result:
•  A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
•  Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should generally be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year.
Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “Description of PLUS ─ United States Federal Taxation” in the accompanying prospectus supplement for PLUS concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.
On or prior to the basket setting date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in stocks and depositary receipts underlying the indices, in futures or options contracts on the indices, any component stocks or depositary receipts of the indices listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, increase the values at which the basket components must close on the valuation date before you will receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

November 2007	Page 6

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Syndicate Information
Issue price of the Buffered PLUS	Selling concession	Principal amount of the Buffered PLUS for any single investor
$10.00	$0.25	<$999K
$9.95	$0.20	$1MM-$2.99MM
$9.925	$0.175	$3MM-$4.99MM
$9.90	$0.15	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be assessed via the hyperlinks on the front page of this document.

November 2007	Page 7

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10
Leverage factor:	110%
Buffer amount:	15% of initial basket value
Minimum payment at maturity:	$1.50

Buffered PLUS Payoff Diagram

How it works

▪
If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus the hypothetical leverage factor of 110% of the appreciation of the underlying basket over the term of the Buffered PLUS.  There is no maximum payment at maturity on the Buffered PLUS.

▪
If the final basket value is less than or equal to the initial basket value but has declined by an amount less than or equal to the buffer amount of 15% of the initial basket value, investors will receive $10.

▪
If the final basket value has declined by an amount greater than the buffer amount of 15% of the initial basket value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount.  The minimum payment at maturity is $1.50.

o	For example, if the underlying basket depreciates 30%, investors will lose 15% of their principal and receive only $8.50 at maturity, or 85% of the stated principal amount.

November 2007	Page 8

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing value of the underlying basket on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    ($10 x leverage factor x basket percent increase)

where,
basket percent increase	=	final basket value − initial basket value
initial basket value

If the final basket value is less than or equal to the initial basket value, but has declined by and amount that is less than or equal to the buffer amount of 15% of the initial basket value

$10 stated principal amount

If the final basket value is less than the initial basket value and has declined by an amount greater than the buffer amount of 15% of the initial basket value:

($10    x    basket performance factor) + $1.50

where,
basket performance factor	=	final basket value
initial basket value

Because in this case the basket performance factor will be less than 0.85, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.50 per Buffered PLUS.

November 2007	Page 9

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

Structure Specific Risk Factors

▪
Buffered PLUS do not pay interest or guarantee a return of 100% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 15% of the stated principal amount of each Buffered PLUS.  If the final basket value has declined by an amount greater than the buffer amount of 15% of the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying basket below 85% of the initial basket value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
Changes in the value of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance and the basket performance factor on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components.  Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket components.

▪
Not equivalent to investing in the basket components.  Investing in the Buffered PLUS is not equivalent to investing in the basket components or any of their respective component stocks or depositary receipts.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks or depositary receipts that constitute the basket components.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

November 2007	Page 10

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

▪
The Russian Depositary Receipt Index and the S&P Latin America 40 Index are subject to currency exchange risk.  Because the closing prices of the securities constituting the S&P Latin America 40 Index are converted into U.S. dollars for purposes of calculating the value of the index, and because the stocks underlying the depositary receipts comprising the Russian Depositary Receipt Index are denominated in Russian rubles while the component depositary receipts are quoted on the London Stock Exchange in U.S. dollars, investors in the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the component and underlying securities of these indices trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the Russian Depositary Receipt Index and the S&P Latin America 40 Index denominated in each such currency.  The devaluation of the U.S. dollar against the currencies in which the component and underlying securities of each index trade will result in an increase in the value of the respective index.  Conversely, if the U.S. dollar strengthens against such currencies, the value of the respective index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the Russian Depositary Receipt Index or the S&P Latin America 40 Index, and any negative currency impact on either index or both indices may decrease the value of the Buffered PLUS.

▪
Adjustments to the basket components could adversely affect the value of the Buffered PLUS.  The publisher of any basket component can add, delete or substitute the stocks underlying that basket component, and can make other methodological changes that could change the value of that basket component.  Any of these actions could adversely affect the value of the Buffered PLUS.  In addition an index publisher may discontinue or suspend calculation or publication of its index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices at maturity of the securities underlying such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such index last in effect prior to discontinuance of such index.

▪
There are specific risks associated with investing in securities linked to the value of Russian companies.  Investing in securities linked to the value of publicly traded companies that are domiciled in Russia involves a high degree of risk and special considerations not typically associated with investing in the U.S. securities markets, and should be considered highly speculative.  Risks include the absence of developed legal structures governing private or foreign investments and private property; the possibility of the loss of all or a substantial portion of any investment as a result of the expropriation of assets; certain national policies which may restrict investment opportunities, including, without limitation, restrictions on investing in issuers or industries deemed sensitive to relevant national interests; and potentially greater price volatility in, significantly smaller capitalization of, and relative illiquidity of, the Russian market.  There can also be no assurance that any associated assets would not be expropriated, nationalized or otherwise confiscated.  In the event of the settlement of any such claims or such expropriation, nationalization or other confiscation, the value of the Buffered PLUS could be significantly adversely affected.  In addition, it may be difficult and more costly to obtain and enforce a judgment in courts in Russia.

Conditions in emerging markets, including Russia, are subject to rapid change.  Financial turmoil in one emerging market country may adversely affect prices in equity markets of many emerging market countries or the equity prices of companies that do business in such countries as investors move their money to more stable, developed markets.  As has happened in the past, financial problems, or an increase in the perceived risks associated with investing in emerging economies, could dampen foreign investment in these markets and adversely affect their economies.  In addition, during such times, companies that operate in emerging markets can face severe liquidity constraints as foreign funding sources are withdrawn.

Russia may also be subject to a greater degree of economic, political and social instability than is the case in the United States and Western European countries.  Such instability may result from, among other things, the following: (i) an authoritarian government or military involvement in political and economic decision-making, including changes in government through extra-constitutional means; (ii) popular unrest associated with demands for improved political, economic and social conditions; (iii) internal insurgencies; (iv) hostile relations with neighboring countries; and (v) ethnic, religious and racial disaffection.

November 2007	Page 11

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Additionally, because Russia produces and exports large volumes of oil and gas, the Russian economy is particularly sensitive to the price of oil and gas on the world market, and a decline in the price of oil and gas could have a significant negative impact on the Russian economy.  Any acts of terrorism or armed conflicts in Russia or internationally could have an adverse effect on the financial and commodities markets and the global economy .  As Russia produces and exports large amounts of crude oil and gas, any acts of terrorism or armed conflict causing disruptions of Russian oil and gas exports could negatively affect the Russian economy and, thus, adversely affect, financial condition, results of operations or prospects, and therefore the value of the Russian Depositary Receipt Index and the Buffered PLUS.  Any of these risks singly or in combination could adversely affect your return on the Buffered PLUS.

The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “Description of PLUS ─ United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one such characterization, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the accompanying prospectus supplement.

Other Risk Factors

▪
Secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  Even if there is a secondary market, it may not provide significant liquidity.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  As calculation agent, MS & Co., and other affiliates of ours will carry out hedging activities related to the Buffered PLUS or trade in the component stocks of depositary receipts of the basket components or other instruments related to the basket components on a regular basis.  Any of these hedging or trading activities on or prior to the basket setting date could potentially affect the initial basket value and, therefore, could increase the value at which the basket components must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

November 2007	Page 12

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Basket Components
The Dow Jones Euro STOXX 50® Index.  The Dow Jones Euro STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Euro STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The Euro STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The Dow Jones Euro STOXX 50® Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—Dow Jones Euro STOXX 50® Index” in the prospectus supplement for PLUS.

License Agreement between STOXX Limited and Morgan Stanley.  “Dow Jones EURO STOXX®” and “STOXXSM” are service marks of STOXX Limited.  These service marks have been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—Dow Jones Euro STOXX 50® Index—License Agreement between STOXX Limited and Morgan Stanley” in the prospectus supplement for PLUS.

The S&P Latin America 40® Index.  The Latin America Index is intended to be a measure of the Latin American economy. Its 40 constituents capture approximately 70% of the total market capitalization of four major Latin American markets: Argentina, Brazil, Chile and Mexico. Prices for the Latin America Index are collected in local currencies and index values are released in U.S. dollars.  For additional information about the Latin America Index, see “Description of Buffered PLUS—Description of the Indices—The S&P Latin America 40® Index” in the prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard &Poor’s®,” “S&P®,” “S&P Latin America 40®” and “S&P Latin America 40 Index®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—S&P Latin America 40 Index—License Agreement between S&P and Morgan Stanley” in the prospectus supplement for PLUS.

The Nikkei 225 Index.  The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.) that measures the composite price performance of selected Japanese stocks.  The Nikkei 225 Index currently is based on the 225 underlying stocks trading on the Tokyo Stock Exchange representing a broad cross-section of Japanese industries.  The 225 companies included in the Nikkei Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. The Nikkei 225 Index is described under the heading “Underlying Indices and Underlying Index Publishers Information— Nikkei 225 Index” in the prospectus supplement for PLUS.

License Agreement between Nikkei and Morgan Stanley.  “Nikkei 225® Index” is a trademark of Nikkei Inc. and will have been licensed by Nikkei Digital Media, Inc. for use by Morgan Stanley prior to the original issue date.  See “Underlying Indices and Underlying Index Publishers Information—Nikkei 225 Index— License Agreement between Nikkei and Morgan Stanley” in the prospectus supplement for PLUS.

Russian Depositary Receipts Index.  The Russian Depositary Index is calculated, published and disseminated by the Wiener Börse.  The Russian Depositary Index was set to a base value of 1,000 index points on October 8, 1997.  The Russian Depositary Index is a capitalization-weighted price index consisting of the most actively traded depositary receipts on the blue chip stocks of the Russian stock market traded on the London Stock Exchange and reflects in real-time the movement of the underlying depositary receipts, as well as currency updates, which occur every two minutes. As of October 25, 2007, 12 depositary receipts were included in the Russian Depositary Index.  The Russian Depositary Index incorporates free float factors (the free float of a component stock is defined as the percentage of the shares of the issuing company which are available for trading) which are intended to ensure that the weight of a particular stock in an index roughly corresponds to the fraction of the registered capital that is actually available for public trading on the London Stock Exchange.  The Russian Depositary Index also incorporates a representation factor to ensure that a component stock of the Russian Depositary Index cannot exceed a maximum weighting cap of 25%.  The Russian Depositary Index is calculated on every trading day for depositary receipts on the London Stock Exchange regardless of whether trading takes place in the underlying stocks at the local exchange.

License Agreement between Wiener Börse and Morgan Stanley. The RDX® (Russian Depositary Receipt Index) was developed and is real-time calculated and published by Wiener Börse AG.  The abbreviation of the index is protected by copyright law as trademarks.  A non-exclusive authorization to use the RDX in conjunction with financial products by Morgan Stanley was granted upon the conclusion of a license agreement with Wiener Börse AG.

November 2007	Page 13

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Historical Information
The following tables set forth the published high and low closing values, as well as end-of-quarter closing values, for each of the basket components for each quarter in the period from January 1, 2002 through October 24, 2007.  The related graphs set forth the daily closing values for each of the basket components in the same period.  The respective closing values of the Dow Jones Euro STOXX 50® Index, the S&P Latin America 40® Index, the Nikkei 225 Index and the Russian Depositary Receipt Index on October 24, 2007 were 4,357.14, 4,871.36, 16,358.39 and 2,546.11.  We obtained the information in the table and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the determination date.  The payment of dividends on the stocks that comprise the basket components are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.

November 2007	Page 14

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Dow Jones Euro STOXX 50 Index	High	Low	Period End
2002
First Quarter	3,833.09	3,430.18	3,784.05
Second Quarter	3,748.44	2,928.72	3,133.39
Third Quarter	3,165.47	2,187.22	2,204.39
Fourth Quarter	2,669.89	2,150.27	2,386.41
2003
First Quarter	2,529.86	1,849.64	2,036.86
Second Quarter	2,527.44	2,067.23	2,419.51
Third Quarter	2,641.55	2,366.86	2,395.87
Fourth Quarter	2,760.66	2,434.63	2,760.66
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter	4,557.57	4,062.33	4,381.71
Fourth Quarter (through October 24, 2007)	4,476.02	4,356.24	4,357.14

Dow Jones Euro STOXX 50 Index January 1, 2002 to October 24, 2007

November 2007	Page 15

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

S&P Latin America 40 Index	High	Low	Period End
2002
First Quarter	1,109.32	960.49	1,082.84
Second Quarter	1,114.17	788.84	825.55
Third Quarter	823.74	630.64	630.64
Fourth Quarter	762.85	629.86	745.36
2003
First Quarter	802.56	671.32	725.25
Second Quarter	908.46	736.73	888.23
Third Quarter	1,020.78	887.03	997.42
Fourth Quarter	1,185.98	1,010.82	1,185.98
2004
First Quarter	1,294.98	1,194.68	1,256.38
Second Quarter	1,291.31	1,019.71	1,163.08
Third Quarter	1,311.51	1,142.48	1,309.69
Fourth Quarter	1,590.70	1,296.86	1,590.70
2005
First Quarter	1,781.06	1,475.91	1,611.45
Second Quarter	1,798.65	1,532.15	1,790.74
Third Quarter	2,311.65	1,783.78	2,311.65
Fourth Quarter	2,509.76	2,064.01	2,389.73
2006
First Quarter	2,853.10	2,397.08	2,742.68
Second Quarter	3,123.66	2,191.66	2,628.68
Third Quarter	2,776.93	2,477.26	2,740.27
Fourth Quarter	3,319.11	2,697.06	3,319.11
2007
First Quarter	3,539.61	3,098.31	3,470.55
Second Quarter	4,264.33	3,509.96	4,124.51
Third Quarter	4,676.13	3,497.78	4,654.14
Fourth Quarter (through October 24, 2007)	5,027.11	4,658.99	4,871.36

S&P Latin America 40 Index January 1, 2002 to October 24, 2007

November 2007	Page 16

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Nikkei 225 Index	High	Low	Period End
2002
First Quarter	11,919.30	9,420.85	11,024.94
Second Quarter	11,979.85	10,074.56	10,621.84
Third Quarter	10,960.25	9,075.09	9,383.29
Fourth Quarter	9,215.56	8,303.39	8,578.95
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter	18,215.35	16,642.25	17,287.65
Second Quarter	18,240.30	17,028.41	18,138.36
Third Quarter	18,261.98	15,273.68	16,785.69
Fourth Quarter (through October 24, 2007)	17,458.98	16,438.47	16,358.39

Nikkei 225 Index January 1, 2002 to October 22, 2007

November 2007	Page 17

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Russian Depository Receipts Index	High	Low	Period End
2002
First Quarter	501.95	413.24	501.95
Second Quarter	612.68	482.59	507.58
Third Quarter	545.48	417.70	434.06
Fourth Quarter	488.50	431.39	458.20
2003
First Quarter	503.58	423.95	450.35
Second Quarter	674.73	451.42	674.73
Third Quarter	776.31	589.51	771.97
Fourth Quarter	893.78	656.44	768.65
2004
First Quarter	1,051.57	782.82	1,051.57
Second Quarter	1,077.89	735.69	790.07
Third Quarter	905.54	701.70	900.83
Fourth Quarter	977.21	765.63	857.04
2005
First Quarter	952.00	805.12	862.23
Second Quarter	927.07	800.80	919.27
Third Quarter	1,419.78	934.34	1,419.78
Fourth Quarter	1,527.42	1,205.27	1,483.21
2006
First Quarter	2,094.51	1,516.49	2,053.40
Second Quarter	2,576.12	1,658.99	2,128.62
Third Quarter	2,373.68	1,952.28	2,106.34
Fourth Quarter	2,482.60	2,047.41	2,463.70
2007
First Quarter	2,516.48	2,071.39	2,363.10
Second Quarter	2,408.97	2,060.90	2,274.18
Third Quarter	2,502.87	2,166.46	2,498.42
Fourth Quarter (through October 24, 2007)	2,666.12	2,517.30	2,546.11

Russian Depositary Receipts Index January 1, 2002 to October 24, 2007

November 2007	Page 18

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Annex A

The Russian Depository Receipts Index

The Russian Depository Receipts Index (the “RDX”) is calculated, maintained and published by Wiener Börse AG.  We have derived all information contained in these preliminary terms regarding the RDX, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by Wiener Börse AG.  We make no representation or warranty as to the accuracy or completeness of such information.  The RDX comprises and is intended to reflect the movement of the most actively traded depositary receipts listed on the London Stock Exchange of blue chip stocks on the Russian stock market.

RDX Composition and Maintenance

The RDX is a capitalization-weighted price index whose starting value was set to 1,000 on October 8, 1997. All decisions regarding periodic adjustments and changes to the composition of the RDX are taken by the RDX Committee which is composed of representatives of Wiener Börse AG, members of Wiener Börse AG, financial institutions that issue financial products on the RDX, academic consultants and local market experts.

The RDX Committee considers the following selection criteria when evaluating depositary receipts for inclusion in the RDX:

▪	liquidity of the depositary receipts

▪	market capitalization and significance of the underlying stocks

▪	price availability of the depositary receipts

▪	sector representativeness

▪	market interest and

▪	exchange listing.

Market capitalization and liquidity are the most important criteria. Thus, depositary receipts with a high capitalization but low liquidity (in percentage of the total equity trading volume) may be disregarded by the RDX Committee.  Only depositary receipts on ordinary shares of companies which have their seat in Russia are eligible for inclusion but depositary receipts on stocks that have special rights attached, national privatization units, investment fund shares and similar investment forms set up as stock corporations are not eligible for inclusion.  The number of depositary receipts that may be included in the RDX is not explicitly limited.

As of October 25, 2007, the RDX was composed of 12 depositary receipts.

Weighting of the Depositary Receipts

The weighting of each depositary receipt included in the RDX is determined on the basis of its weighted market capitalization (number of stocks multiplied by the current price of the depositary receipts on the London Stock Exchange and the conversion factor for the depositary receipts) multiplied by the corresponding weighting factors.  The number of shares used as a basis for the weighting of the individual stocks corresponds to the number of shares declared deliverable on the Russian Trading System.  For each depositary receipt included in the RDX, the weighting factors are the free float factor and the representation factor corresponding to such depositary receipt.  Free float factors can assume four values: 0.25, 0.5, 0.75 or 1.0 and the value that just exceeds the free float is used in order to prevent stocks with a high market capitalization and low free float from having a disproportionate influence on the RDX and also to prevent manipulation.  The free float factors are determined by Wiener Börse AG and adjusted on a quarterly basis.

November 2007	Page 19

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

The representation factor can assume a value between 0.01 and 1.00 and is used to insure that a constituent of the RDX does not exceed the maximum index capitalization of 25% on certain cut-off days.  The representation factor is immediately reviewed in the event of an operational adjustment (e.g., the immediate inclusion of a newly listed stock or the exclusion of an RDX constituent) that significantly changes the percentage accounted for by the RDX constituent with the highest weighting.

Index Calculation

RDXt	Value of RDX in USD at time t
RDXt-1	Value of RDX in USD at time t-1
Pi,t	Price of ith depositary receipt at time t in USD
Pi,t-1	Price of ith depositary receipt at time t-1 in USD
Qi,t-1	Number of issued shares of company i at time t-1
Fi	Free Float factor of ith stock
Ri	Representation factor of ith stock
DRi	Conversion factor of the ith depositary receipt
N	Number of depositary receipts contained in the RDX

Calculation Period and Dissemination of the RDX

The RDX is calculated in US dollars between 9:00 a.m. and 5:00 pm Central European Time every day that is a trading day for depositary receipts on the London Stock Exchange regardless of whether trading takes place in the underlying stocks on their local exchanges.  In the event of an exchange holiday in Austria (where Wiener Börse AG is located) and an open market in London, the RDX is calculated.  Index values of the RDX are disseminated by Wiener Börse AG through all major data vendors, daily e-mail service and on the internet.

Quarterly and Bi-Annual Reviews

The calculation parameters of the RDX are reviewed on a quarterly basis at the beginning of each March, June, September and December.  Quarterly reviews cover the determination of the number of shares issued for a stock contained in the RDX, the definitions of the free float factors, the definitions of the representation factors and the determination of the effective date of the changes adopted.  Generally, changes are executed after trading closes on the last trading day in the RDX products in the months of March, June, September and December.  Trading volume and market capitalization, the two most important selection criteria for inclusion in the RDX, are examined during bi-annual reviews of index composition.  Any changes resulting from a bi-annual review to the composition of the RDX are executed after trading closes on the last trading day in the RDX products in the months of March and September.

November 2007	Page 20

Buffered PLUS Based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Operational Adjustments

Operational adjustments are implemented as necessary after certain corporate actions such as capital increases, stock splits and reverse stock splits of RDX constituents.  Adjustments are carried out so as not to change the index level and are generally implemented on the same day the changes to the affected constituents take place.  In the event of a trading suspension of an RDX constituent lasting more than five days, those members of the RDX Committee which form the RDX Emergency Committee are authorized to decide on a further course of action with respect to the suspended RDX constituent.  In the event of a delisting of an RDX constituent, the delisted constituent is removed from the RDX on the day it is delisted.  Similarly, in the case of a bankruptcy of an RDX constituent, the constituent is removed with the last traded stock price or at zero. The RDX Committee decides on a replacement constituent at its next meeting.

November 2007	Page 21